Exhibit 99.1

IMMUNOMEDICS ANNOUNCES CLOSING OF PUBLIC OFFERING AND FULL EXERCISE OF OVERALLOTMENT OPTION BY UNDERWRITERS

Morris Plains, NJ, February 27, 2013 — Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today announced the closing of its previously announced underwritten public offering of common stock. The total number of shares of common stock sold was 7,000,000, composed of 6,086,956 shares of common stock initially offered and an additional 913,044 shares of common stock sold pursuant to the full exercise of the underwriters’ over-allotment option on February 25, 2013, in each case at a public offering price of $2.30 per share. The gross proceeds to the Company, before any underwriting discounts and commissions and offering expenses, are approximately $16.1 million, which will be used to primarily continue development of the Company’s clinical pipeline.

Oppenheimer & Co. Inc. and Cowen and Company, LLC, are acting as joint book-running managers for the proposed offering.

The shares of common stock are being offered by Immunomedics pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

A final prospectus supplement relating to the offering was filed with the SEC on February 22, 2013. Electronic copies of the prospectus supplement and accompanying prospectus can be obtained through the website of the SEC at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY, 10004, by telephone at 212-667-8563, or by email at EquityProspectus@opco.com, or from Cowen and Company, LLC (c/o Broadridge Financial Services) at 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. Before investing in the offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Immunomedics has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about Immunomedics and the offering.

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About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 219 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company’s control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng

Senior Director, Investor Relations & Grant Management

(973) 605-8200, extension 123

ccheng@immunomedics.com

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